ESCROW AGREEMENT
     This ESCROW AGREEMENT (this “Agreement”) made as of the ___day of                     , 2008 by and among PolyMedix, Inc. (the “Issuer”) whose address appears on the Information Sheet (as defined herein) attached to this Agreement, Fordham Financial Management, Inc. and Carter Securities, LLC, as Placement Agents (the “Placement Agents”) whose name and address appear on the Information Sheet and American Stock Transfer & Trust Company LLC with an address at 59 Maiden Lane, New York, NY 10038 (the “Escrow Agent”).
WITNESSETH:
     WHEREAS, the Issuer proposes to sell in a public offering (Registration statement on Form S-1, file no. 333-151084) up to ___Units for a maximum dollar amount of $                     (the “Offering Amount”), each Unit consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock of the Issuer (the “Units”) on a “best efforts” basis (the “Offering”) to investors (the subscribers of the Units pursuant to this offering are hereinafter referred to as “Investors”), it being understood that there is no minimum Offering Amount and the Placement Agents and the Issuer may elect to close on any Units sold in the Offering at one or more closings;
     WHEREAS, the Issuer and the Placement Agents propose to establish an escrow account (the “Escrow Account”), to which subscription monies which are received by the Escrow Agent from the Placement Agents in connection with such public offering are to be credited, and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth; and
     WHEREAS, the Escrow Agent has agreed to establish a special bank account at J.P. Morgan Chase Bank, 55 Water Street, New York, NY 10004 (the “Bank”) into which the subscription monies, which are received by the Escrow Agent from the Placement Agents and credited to the Escrow Account, are to be deposited.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:
     1. Information Sheet. Each capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term on the information sheet which is attached to this Agreement as Exhibit A and is incorporated by reference herein and made a part hereof (the “Information Sheet”).
     2. Establishment of the Bank Account.
          2.1 The Escrow Agent shall establish a non-interest-bearing bank account at the branch of Bank selected by the Escrow Agent, and bearing the designation set forth on the Information Sheet (heretofore defined as the “Bank Account”). The purpose of the Bank

Account is for (a) the deposit of all subscription monies (checks or wire transfers) which are received by the Placement Agents from prospective purchasers of the Units and are delivered by the Placement Agents to the Escrow Agent (the “Escrow Amounts”), (b) the holding of Escrow Amounts which are collected through the banking system and (c) the disbursement of Escrow Amounts, all as described herein.
          2.2 On or before the date of the initial deposit in the Bank Account pursuant to this Agreement, the Placement Agents shall notify the Escrow Agent in writing of the date of the commencement of the Offering (the “Effective Date”), and the Escrow Agent shall not be required to accept any amounts for credit to the Escrow Account or for deposit in the Bank Account prior to its receipt of such notification.
          2.3 The “Offering Period,” which shall be deemed to commence on the Effective Date, shall consist of the number of calendar days or business days set forth on the Information Sheet. The Offering Period shall be extended at the mutual discretion of the Issuer and the Placement Agents (the “Extension Period”) only if the Escrow Agent shall have received written notice thereof prior to the expiration of the Offering Period. An Extension Period, which shall be deemed to commence on the next calendar day following the expiration of the Offering Period shall consist of the number of calendar days (if any) set forth on the Information Sheet. The last day of the Offering Period, or the last day of the final Extension Period, as the case may be (if the Escrow Agent has received written notice thereof as herein above provided), is referred to herein as the “Termination Date”. Except as provided in Section 4.3 hereof, after the Termination Date, the Placement Agents shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective purchasers.
     3. Deposits to the Bank Account.
          3.1 The Placement Agents shall promptly deliver to the Escrow Agent all monies which it receives from prospective purchasers of the Units, which monies shall be in the form of checks or wire transfers, provided however that “Cashiers” checks and “Money Orders” must be in amounts greater than $10,000; Cashiers checks or Money Orders in amounts less than $10,000 shall be rejected by the Escrow Agent. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable substantially as follows to “AST&T AAF PolyMedix, Inc.” Any check payable other than to the Escrow Agent as required hereby shall be at the sole discretion of the Escrow Agent after notification to the Issuer and Placement Agent either accepted for deposit into the Escrow Account or returned to the prospective purchaser, or if the Escrow Agent has insufficient information to do so, then to the Placement Agents (together with any Subscription Information, as defined below or other documents delivered therewith) by noon of the next business day following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement.
          3.2 Promptly after receiving subscription monies as described in Section 3.1, the Escrow Agent shall deposit the same into the Bank Account. Amounts of monies so deposited are hereinafter referred to as “Escrow Amounts”. The Escrow Agent shall cause the Bank to process all Escrow Amounts for collection through the banking system. Simultaneously with each deposit to the Escrow Account, the Placement Agents shall inform the Escrow Agent in writing of the name, address, and the tax identification number of the purchaser, the amount of Units subscribed for by such purchase, and the aggregate dollar amount of such subscription (collectively, the “Subscription Information”).
          3.3 The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Bank Account checks which are not accompanied by the appropriate Subscription Information, which at minimum shall include the name address, tax identification number and the number of Units.
          3.4 Amounts representing payments by prospective purchasers, whether by check or wire, except amounts received after the Escrow Agent’s regular business hours, shall be accepted by the Escrow Agent in the Escrow Account on the next business day.
          3.5 Only those Escrow Amounts, which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent, are herein collectively referred to as the “Funds.”
          3.6 If the Offering is terminated without any Funds accepted by the Issuer, the Escrow Agent shall refund all Funds directly to subscribers without interest or deduction therefrom.
     4. Disbursement from the Bank Account.
          4.1 [Left blank intentionally.]
          4.2 Subject to Section 4.3 below, if at any time up to the close of regular banking hours on the Termination Date, the Escrow Agent determines that subscriptions have been received toward the sale of the Offering Amount, upon receipt of written instructions jointly signed by the Issuer and the Placement Agents, the Escrow Agent shall promptly disburse the Funds, by drawing checks on the Bank Account or wiring Funds from the account. It is agreed by the parties that there is no minimum Offering Amount required to be sold in the Offering and that one or more closings may occur before, on or after the Termination Date.
          4.3 This Section 4.3 applies only if a Collection Period (as defined below) has been provided for by the appropriate indication on the Information Sheet. If the Escrow Agent has on hand at the close of business on the Termination Date any uncollected amounts of the Offering Amount, the number of business days set forth on the Information Sheet (the “Collection Period”) shall be utilized to allow such uncollected amounts to clear the banking system. During the Collection Period, the Placement Agents shall not deposit, and the Escrow Agent shall not accept, any additional amounts; provided, however, that such amounts as were received by the Placement Agents by the close of business on the Termination Date may be deposited with the Escrow Agent by noon of the next business day following the Termination Date. Any uncollected funds which clear the banking system after the Termination Date and the Collection Period shall be promptly returned directly to each investor without interest or deduction therefrom.

          4.4 Upon the final disbursement of the Funds pursuant to the terms of this Article 4, the Escrow Agent shall be relieved of further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Funds.
     5. Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:
          5.1 The Escrow Agent shall notify the Placement Agents, on a daily basis, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Funds, which have cleared the banking system and have been collected by the Escrow Agent.
          5.2 The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the placement agent agreement or any other agreement between the Placement Agents and the Issuer nor shall the Escrow Agent be responsible for the performance by the Placement Agents or the Issuer of their respective obligations under this Agreement.
          5.3 The Escrow Agent shall not be required to accept from the Placement Agents (or the Issuer) any Subscription Information pertaining to prospective purchasers unless such Subscription Information is accompanied by checks or wire transfers meeting the requirements of Section 3.1, nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited by the Placement Agents (or the Issuer) except as pursuant to the Escrow Agent’s normal record keeping practices; however, the Escrow Agent shall notify the Placement Agents within a reasonable time of any discrepancy between the amount set forth in any Subscription Information and the amount delivered to the Escrow Agent therewith. Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.
          5.4 The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return to the respective applicable Placement Agent any check received which is dishonored, together with the Subscription Information, if any, which accompanied such check.
          5.5 If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Funds which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Escrow Amounts, the Funds, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise.
          5.6 The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.
          5.7 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Funds or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Funds or any part thereof.
     6. Amendment; Resignation or Removal of Escrow Agent. This Agreement may be altered or amended only with the written consent of the Issuer, the Placement Agents and the Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to the Issuer and the Placement Agents specifying a date when such resignation shall take effect and upon delivery of the Funds to the successor escrow agent designated by the Issuer in writing. Such successor Escrow Agent shall become the Escrow Agent hereunder upon the resignation date specified in such notice. If the Issuer fails to designate a successor Escrow Agent within thirty (30) days after such notice, then the resigning Escrow Agent shall promptly refund the amount in the Funds to each prospective purchaser, without interest thereon or deduction. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the Funds. The Issuer shall have the right at any time to remove the Escrow Agent and substitute a new escrow agent by giving notice thereof to the Escrow Agent then acting. Upon its resignation and delivery of the Funds as set forth in this Section 6, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the escrow contemplated by this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer and the Placement Agents for any expenses incurred in connection with its resignation, transfer of the Funds to a successor escrow agent or distribution of the Funds pursuant to this Section 6.
     7. Representations and Warranties. The Issuer and the Placement Agents hereby severally represent and warrant to the Escrow Agent that:
          7.1 No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Funds or any part thereof.
          7.2 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Funds or any part thereof.
          7.3 The Subscription Information submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Funds, be deemed a representation and warranty that such deposit represents a bona fide payment by the purchaser described therein for the amount of Units set forth in such Subscription Information.
          7.4 All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Funds, true and correct.

          7.5 Reasonable controls have been established and required due diligence performed to comply with “Know Your Customer” regulations, USA Patriot Act, Office of Foreign Asset Control (OFAC) regulations and the Bank Secrecy Act.
     8. Fees and Expenses. The Escrow Agent shall be entitled to the Escrow Agent Fees set forth on the Information Sheet, payable as and when stated therein. In addition, the Issuer and the Placement Agents jointly and severally agree to reimburse the Escrow Agent for any reasonable and documented expenses incurred in connection with this Agreement, including, but not limited to, reasonable and documented counsel fees up to a maximum of one thousand dollars ($1000.00).
     9. Indemnification and Contribution.
          9.1 The Issuer and the Placement Agents (collectively referred to as the “Indemnitors”) jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or reasonably relating to this Agreement or any transaction to which this Agreement reasonably relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.
          9.2 If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unavailable, the Indemnitors shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including reasonable counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or reasonably relating to any actions or omissions of the Indemnitors.
          9.3 The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Funds, resignation of the Escrow Agent or otherwise.
     10. Termination of Agreement. This Agreement shall terminate on the final disposition of the Funds pursuant to Section 4, provided that the rights of the Escrow Agent and the obligations of the other parties hereto under Section 9 shall survive the termination hereof and the resignation or removal of the Escrow Agent.
     11. Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof, and shall be binding, upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Funds shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the

Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.
     12. Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by facsimile or email with copy to follow by United States Postal Service or by the Express Mail service offered by the United States Postal Service, and addressed, if to the Issuer or the Placement Agents, at their respective addresses set forth on the Information Sheet, and if to the Escrow Agent, at its address set forth above, to the attention of the Trust Department.
     13. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.
     14. Execution in Several Counterparts. This Agreement, including the attached Escrow Agreement Information Sheet, may be executed in several counterparts or by separate instruments and by facsimile transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.
     15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY LLC
By:
Name:
Title:

CARTER SECURITIES, LLC
By:
Name:
Title:

FORDHAM FINANCIAL MANAGEMENT, INC.
By:
	Name:	William Baquet
	Title:	Chief Executive officer

POLYMEDIX, INC.
By:
	Name:	Edward F. Smith
	Title:	Vice President Finance, Chief Financial Officer and Secretary

EXHIBIT A
ESCROW AGREEMENT INFORMATION SHEET

1.	The Issuer
	Name:	PolyMedix, Inc.
	Address:	170 Radnor-Chester Road, Suite 300
Radnor, PA 19087
Facsimile:
Email:

with copy to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312-1183
Attn: Jeffrey P. Libson
Facsimile: (610) 640 7835
Email: libsonj@pepperlaw.com

State of incorporation or organization: Delaware

2.	The Placement Agents

	Name:	Fordham Financial Management, Inc.
	Address:	14 Wall Street, 18th Floor
New York, NY 10005
Facsimile: (212) 349-2550
Email: wbaquet@fordhamfinancial.com,

and

Carter Securities, LLC
725 Fifth Avenue, 24th Floor
New York, NY 10022
Facsimile:
Email:

with a copy to:

Steven Morse, Esq.
Morse & Morse, PLLC
1400 Old Country Road, Suite 302
Westbury, NY 11590
Facsimile: (516) 487-1452

Email: morgold@aol.com

and

Joseph A. Smith, Esq.
Feldman Weinstein & Smith LLP
420 Lexington Avenue, Suite 2620
New York, NY 10170
Facsimile:
Email:
Facsimile: 212-997-4242
Email: jsmith@feldmanweinstein.com

3.	The Shares
Description of the Units to be offered: Units, each consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock.

Offering price per share/unit/other: $___ per Unit.

4.	Minimum Amount Required for Disbursement of the Escrow Account
Aggregate dollar amount which must be collected before the Escrow Account may be disbursed to the Issuer ("Minimum Dollar Amount"): Not Applicable.

Total amount of Units which must be subscribed for before the Escrow Account may be disbursed to the Issuer ("Minimum Shares Amount"): Not Applicable.

Maximum Amount - The maximum number of Units to be sold is ___ Units and the maximum dollar amount is $ .

5.	Plan of Distribution of the Shares
Offering Period: from , 2008 to , 2008
Extension Period, if any: __ days
Collection Period, if any: 20 business days

6.	Title of Bank Account:
AST&T Escrow Agent for PolyMedix, Inc.

7.	Checks payable: AST&T AAF PolyMedix, Inc.

8.	Escrow Agent
American Stock Transfer & Trust Company LLC
59 Maiden Lane
New York, NY 10038

9.	Escrow Agent Fees
$7,500.00 upon execution of this Agreement. All other fees will be mutually agreed upon by the Issuer and the Escrow Agent.

10.	Federal I.D. No.
27-0125925